                PURCHASE AND ASSUMPTION AGREEMENT

     This Agreement, dated July 24, 1998 is between Newport
Federal Bank, Newport, Tennessee ("Buyer"), and Union Planters
Bank of the Lakeway Area, Morristown, Tennessee ("Seller").

                             RECITALS

     A. Seller desires to dispose of certain assets and liabilities of its branch located in Newport, Tennessee upon the terms and conditions provided in this Agreement.

     B. Buyer has proposed to purchase such assets and assume such liabilities upon the terms and conditions provided in this Agreement.

                            AGREEMENT

1.   DEFINITIONS

     1.1  Certain Defined Terms.
          ---------------------

          Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural and vice versa.

          "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified
Person, except in those cases where the controlling Person exercised control solely in a fiduciary capacity.

          "Amount of Premium" has the meaning set forth in
Section 3.1 of this Agreement.

          "Assets" has the meaning set forth in Section 2.1 of this Agreement.

          "Benefit Plan" means any pension, profit-sharing, retirement or other employee benefit, fringe benefit, severance or welfare plan maintained or with respect to which contributions are made by Seller or any of its Affiliates in connection with Seller's employees.

          "Book Value of the Real Property" means the amount determined pursuant to Section 2.5(b).

          "Branch" means the branch office of Seller located as 345 Cosby Highway in Newport, Tennessee.

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         "Business Day" means any Monday, Tuesday, Wednesday,
Thursday, or Friday on which Seller is open for business.

          "Check Credit Lines of Credit" means those consumer lines of credit made available to customers of the Branch as a protection against overdrafts on Deposit Accounts (Deposit Accounts associated with Check Credit Lines of Credit are included in the Deposits).

          "Check Credit Loans" means those loans made under Check Credit Lines of Credit (Check Credit Loans are included in the Loans).

          "Closing" means the transfer of the Assets and the assumption of the Liabilities on the Closing Date.

          "Closing Date" has the meaning set forth in Section
9.1 of this Agreement.

          "Deposit Accounts" means those existing deposit accounts at the Branch the balances of which are included in the Deposits (the Deposit Accounts include any individual retirement accounts but do not include any other retirement plan accounts or any other accounts for which Seller acts as a custodian, trustee or other fiduciary).

          "Deposits" means all deposits as defined in 12 U.S.C.
Section 1813(1) which are held in Deposit Accounts booked at the Branch (including Deposit Accounts associated with Check Credit Lines of Credit, Check Credit Loans and Overdrafts), including in each case accrued but unpaid interest and both collected and uncollected funds, but excluding deposits constituting official checks, travelers checks, money orders or certified checks. A list of all Deposits as of a recent date is attached as Exhibit D hereto.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "ERISA Affiliate" means any entity that is considered one employer with Seller under Section 4001 of ERISA or Section
414 of the Internal Revenue Code.

          "Federal Funds Rate" means, for any day, the rate per annum (expressed on a basis of calculation of actual days in a year) equal to the "near closing bid" federal funds rate published in The Wall Street Journal on the Monday following the Closing Date.

          "Fixed Assets" means all fixtures (including existing signage poles and frames), leasehold improvements, furnishings (excluding artwork owned by Seller), vaults, equipment (excluding computers and printers, but including the Automated Teller Machine), supplies (other than forms and other supplies which bear Seller's logo), and other personal property, which are owned or (to the extent of the lessee's interest) leased by Seller, which are located at the Branch, as set forth in Exhibit B hereto.

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          "Governmental Entity" means any government or any
agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

          "Liabilities" has the meaning set forth in Section 2.2 of this Agreement.

          "Loan Documentation" means all notes, loan or credit agreements, security or other collateral agreements, disclosure forms, and similar agreements or instruments, and all related records, relating to any of the Loans.

          "Loans" means all loans secured by savings accounts and/or certificates of deposit (including Check Credit Lines of Credit, Check Credit Loans and Overdrafts) which are booked at the Branch, and fully performing in accordance with their terms, to be purchased by Buyer pursuant to this Agreement. A list of all Loans as of a recent date is attached as Exhibit C hereto.

          "Mediator" means the firm of Deloitte & Touche LLP or if that firm declines to perform the functions of the Mediator specified in this Agreement, then another firm of certified public accountants mutually agreeable to Seller and Buyer.

          "Overdrafts" means those overdrafts of the book balance of any active Deposit Accounts which are not subject to a pre-existing line of credit (Overdrafts are included in the Loans, and Deposit Accounts subject to Overdrafts are included in the Deposits).

          "Person" means an association, a corporation, an individual, a partnership, a trust, or any other entity or organization, including a Governmental Entity.

          "Real Property" means the land (including the improvements thereon) owned by Seller on which the Branch is located, as more particularly described on Exhibit A hereto.

          "Welfare Benefit Plans" means those Benefit Plans which are "welfare benefit plans" as defined by ERISA.

2.   TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

     2.1  Sale of Assets.
          --------------

          Seller will sell, assign and transfer possession of and all right, title, and interest of Seller in and to the following assets to Buyer (the "Assets") as of the close of business on the Closing Date:

          (a)  the Real Property;

          (b)  the Fixed Assets;

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          (c)  cash on hand in the Branch; and

          (d)  Seller's rights under the Loans.

     2.2  Assumption of Liabilities.
          -------------------------

          Buyer agrees, as of the close of business on the Closing Date, to assume, pay, perform and discharge the following liabilities of Seller (the "Liabilities"):

          (a) the Deposits and all terms and agreements relating to the Deposit Accounts, as such terms and agreements are in effect at Closing, and all requirements of applicable law with respect to the Deposit Accounts.

     2.3  Transfer of Records.
          -------------------

          (a) Seller also shall transfer to Buyer possession and all right, title and interest of Seller in and to (i) all books and records relating to the Assets and the Liabilities which are maintained at the Branch, including any signature cards, (ii) all signature cards for the Deposit Accounts which are not held at the Branch and (iii) the Loan Documentation.

          (b) Any books and records relating to the Assets, the Liabilities, or the Branch (including historical information on Deposit Accounts) held by either Seller or Buyer after Closing shall be maintained in accordance with (and for the period provided in) that party's standard record keeping policies and procedures. Throughout that period, the party holding any such books and records shall comply with the reasonable request of the other party to provide copies of specified documents, at the expense of the requesting party. The requesting party shall give reasonable notice of any such request. Except for the destruction by Seller or Buyer in the ordinary course of records which are commingled with records relating to assets and liabilities which are not related to the Branch, neither party will destroy any books or records relating to the Assets, the Liabilities, or the Branch before the fifth anniversary of the Closing without providing at least forty-five (45) days written notice to the other party. Subject to any obligation of Seller or Buyer to keep the records confidential, the party receiving the notice shall be permitted to inspect any such records, and to take possession of them, provided that it shall reimburse the party providing the notice for any out-of-pocket expense incurred in that regard.

     2.4  Tax Matters.
          -----------

          (a) Notwithstanding Section 2.6, Buyer shall pay to Seller or the relevant taxing jurisdiction (as appropriate under the circumstances), or reimburse to Seller if Seller shall have paid, any sales and use taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated by this Agreement. Seller shall deposit and/or pay over to the relevant taxing jurisdiction amounts

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received from Buyer at the time required by law so as to avoid such interest or penalties.  The purchase price of the Fixed
Assets shall be the amount set forth in Section 3.2(b).

          (b) Notwithstanding Section 2.6, Buyer shall pay to Seller or the relevant taxing jurisdiction (as appropriate under the circumstances), or reimburse to Seller if Seller shall have paid, all real property transfer, recording, and similar documentary taxes arising out of the transfer, transfer of title to or assignment of the Loans, the Loan Documentation, the Real Property, and the Fixed Assets. Seller shall deposit and/or pay over to the relevant taxing jurisdiction such amounts received from Buyer at the time required by law so as to avoid any such interest or penalties.

     2.5  Matters Relating to the Sale of the Real Property.
          -------------------------------------------------

          (a) Buyer shall pay any fee (other than the taxes referred to in Section 2.4(b)) for recording the deeds for the Real Property.

          (b)  The purchase price of the Real Property and Fixed
Assets shall be $285,000.00.

     2.6  Proration of Certain Expenses.
          -----------------------------

          Subject to the provisions of Section 2.4, all rentals, real estate taxes, personal property taxes (tangible or intangible), utility, water and sewer charges and assessments, as well as semiannual assessments paid to the Savings Association Insurance Fund, with respect to the Deposits, shall be adjusted on a pro rata basis as of the close of business on the Closing Date.

     2.7  Back Office Conversion.
          ----------------------

          Seller and Buyer shall cooperate with each other and shall use their reasonable best efforts (as consistent with their internal day-to-day operations) in order to cause the timely transfer of information concerning the Assets and Liabilities which is maintained on Sellers data processing systems so that Buyer can incorporate the Deposits and the Loans onto its deposit and loan accounting system no later than the opening of business on the Business Day following the Closing Date. Upon Buyer's reasonable request, Seller also shall provide Buyer from time to time before Closing with proposed detailed record layouts and file descriptions and with computer tapes in Seller's computer format as may be reasonably necessary to conduct test conversions. Within fifteen (15) days after the date of this Agreement, Seller and Buyer shall each designate an appropriate officer to be responsible for the necessary cooperation of the parties and to act as an initial contact for questions and requests for information. Buyer shall bear the expense of conversion, and Seller shall bear the expense of deconversion.

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     2.8  Information Returns.
          -------------------

          Buyer shall file all required information returns with the Internal Revenue Service with respect to interest paid on the Deposits after the Closing Date, interest received on Loans after the Closing Date, and any other information return required with respect to the Deposits, Loans, Real Property, and any other transferred Assets and Liabilities for the period beginning after the Closing Date. Seller will file all required information returns with the Internal Revenue Service and any information return required by state and local tax authorities with respect to interest paid on the Deposits on or before the Closing Date, and any other information return required with respect to the Deposits, Loans, Real Property, and any other transferred Assets and Liabilities for any period ending on or before the Closing Date. The parties shall cooperate upon request in preparing these information returns.

     2.9  ACH Transactions.
          ----------------

          Seller will provide Buyer, within 30 days prior to Closing, a list of its ACH entries for electronic transfer accounts domiciled at the Branch together with all supporting documentation. After the Closing for a period of 180 days, Seller will, on a daily basis, remit and transfer to Buyer all ACH entries and corresponding direct deposits intended for accounts to be assumed hereunder.

3.  BID AMOUNT AND PAYMENTS

     3.1  Amount of Premium.
          -----------------

          In further consideration of Seller entering into this Agreement, Buyer will pay to Seller, on the Closing Date, as described in Sections 3.2 and 3.3 of this Agreement, an amount equal to 8% of the Deposits ("Amount of Premium").

     3.2  Payments by Seller.
          ------------------

          In consideration of Buyer's purchase of the Assets and its assumption of the Liabilities, Seller shall pay to Buyer in immediately available funds an amount equal to the Deposits, as of the close of business on the Closing Date, less the sum of the following, calculated as at the close of business on the Closing Date:

          (a) $285,000 for the Real Property and Fixed Assets purchased by Buyer;

          (b) the aggregate principal amounts outstanding plus any accrued interest on the Loans as recorded on Seller's books;

          (c)  the amount of cash on hand at the Branch;

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          (d)  the net amount (which may be a negative amount)
of taxes payable by Buyer and Seller under Section 2.4 (i.e., the amount payable by Buyer less the amount payable by Seller);

          (e) the net amount (which may be a negative amount) of any adjustments under Section 2.6 (i.e., the amount payable by Buyer less the amount payable by Seller); and

          (f)  the Amount of Premium.

          In addition, in consideration of Buyer's purchase of the Check Credit Loans and Overdrafts and its assumption of the Deposit Accounts associated therewith, Seller shall pay or credit to Buyer, in connection with the Adjustment Payment under the Final Closing Statement, an amount equal to (i) any Check Credit Loans and Overdrafts outstanding as of the Closing Date which remain unpaid as of the Final Settlement Date plus (ii) all premium amounts paid by Buyer for the Deposits associated with any such Check Credit Loans and Overdrafts.

     3.3  Settlement.
          ----------

          (a) Not less than two (2) Business Days before the Closing Date, Seller shall deliver to Buyer a proposed Preliminary Closing Statement, together with supporting documentation reasonably satisfactory to Buyer, certified by an officer of Seller. The Preliminary Closing Statement shall be prepared in consultation with Buyer and in accordance with Seller's customary practices and procedures used in preparing financial statements, in the form of Exhibit E hereto, completed as at the close of business on the Friday before the Closing Date. The parties shall agree upon the Preliminary Closing Statement before the Closing Date, and it shall be the basis of a preliminary payment to be made to Buyer's account on the Closing Date (the "Preliminary Payment"). A party's agreement to the Preliminary Closing Statement shall not be binding with respect to the Final Closing Statement.

          (b) The parties shall cooperate in the preparation of a proposed Final Closing Statement, together with supporting documentation reasonably satisfactory to Buyer, to be certified by an appropriate officer of Seller between thirty (30) and forty (40) days after the Closing Date (or on a different date agreed upon by the parties), and the parties shall use their best efforts to agree upon the Final Closing Statement promptly. The Final Closing Statement shall be prepared in consultation with Buyer and in accordance with Seller's customary practices and procedures used in preparing financial statements, in the form of Exhibit F hereto, and it shall be completed as of the close of business on the Closing Date. On the Business Day after Buyer and Seller agree to the Final Closing Statement, or Seller receives notice of any determination of the Final Closing Statement under subsection (d) (the "Final Settlement Date"), Seller shall pay to Buyer (or Buyer shall pay to Seller, as the case may be) an amount (the "Adjustment Payment") equal to the amount due stated on the Final Closing Statement, plus interest from the Closing Date until the calendar day before the Adjustment Payment is made at a rate per annum (calculated daily based on a 360-day year) equal to the Federal Funds Rate.

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          (c)  If the parties are unable to agree on a Final
Closing Statement within sixty (60) days after Closing, then subject to Section 11.3(b), either party may submit the matter to the Mediator, which shall determine all disputed portions of the Final Closing Statement in accordance with the terms and conditions of this Agreement within thirty (30) days after the submission. The parties shall each pay half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that party negotiated the Final Closing Statement in bad faith. The Final Closing Statement, as agreed upon by the parties and/or determined under this subsection, shall be final and binding upon the parties.

          (d) The Preliminary Payment and the Adjustment Payment shall all be made by wire transfer of immediately available Federal Reserve Funds to the account of the party receiving the payment, which account shall be identified by the party receiving the funds to the other party not less than two
(2) Business Days prior to the Closing.

4.   SELLER'S REPRESENTATIONS AND WARRANTIES

          Seller makes the following representations and warranties to Buyer.

     4.1  Power and Authority.
          -------------------

          (a) Seller has the corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Seller. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to conservatorship, receivership, and a court's right under general principles of equity to refuse to direct specific performance.

          (b) The performance of this Agreement by Seller will not violate any provision of the Articles of Association or By-Laws of Seller, or any applicable law, rule, regulation or order or any contract or instrument by which Seller is bound except for such violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Branch, taken as a whole, or the consummation of the transactions contemplated by this Agreement (a "Seller Material Adverse Effect").

     4.2  Litigation and Regulatory Proceedings.
          -------------------------------------

          There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Seller's knowledge) threatened against Seller or any of the Assets, Liabilities, or Branch, which alone, or taken in the aggregate, reasonably would be expected to have a Seller Material Adverse Effect. No governmental agency has notified Seller that it would oppose or not approve or consent to the

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transactions contemplated by this Agreement and Seller knows of no reason for any such opposition, nonapproval, or nonconsent.

     4.3  Consents and Approvals.
          ----------------------

          Except for the regulatory approvals mentioned in
Section 9.4(a) of this Agreement, no consents or approvals, or filings or registrations with any third party or any public body, agency, or authority are necessary in connection with Seller's consummation of the transactions contemplated by this Agreement other than as a result of any facts or circumstances relating solely to Buyer.

     4.4  Real Property and Fixed Assets.
          ------------------------------

          (a) Seller has good and marketable title to the Real Property and Fixed Assets (except for leased equipment, in which case it has the right to assign such leases in accordance with and subject to the disclosed terms and conditions thereof), free and clear of all encumbrances, except for easements and restrictions of record, applicable zoning laws, the rights of landlords under any ground leases relating to the Real Property, the rights of any tenants under any written tenancy agreements (Seller represents that there are none), and imperfections or irregularities of title, claims, charges, security interests, liens or encumbrances, if any, which do not materially detract from the value of or interfere with the use of the Real Property or Fixed Assets, as the case may be, current taxes and assessments not delinquent, or liens incurred in the ordinary course of Seller's business at the Branch.

          (b) Except as expressly set forth herein, Buyer does hereby acknowledge and agree that: (a) Buyer is expressly purchasing the Real Property in its existing condition "AS IS, WHERE IS, AND WITH ALL FAULTS" with respect to any facts, circumstances, conditions and defects; (b) Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate Buyer for same; (c) Seller has specifically bargained for the assumption by Buyer of all responsibility to inspect and investigate the Real Property and of all risk of adverse conditions; and (d) Buyer has or will have prior to the Closing undertaken all such physical inspections and examinations of the Real Property as Buyer deems necessary or appropriate as to the condition of the Real Property. Except as expressly set forth herein, Buyer acknowledges that Seller has made no representations or warranties and shall have no liability to Buyer (and Buyer hereby waives any right to recourse against Seller) with respect to the conditions of the soil, the existence or non-existence of hazardous substances, any past use of the Real Property, the economic feasibility of the Real Property, or the Real Property's compliance or non-compliance with all laws, rules or regulations affecting the Real Property.

     4.5  Ownership of Loans.
          ------------------

          Seller has full power and authority to hold each Loan;
and has good title to the Loans free and clear of all liens and encumbrances, except for liens and encumbrances (i) which

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do not detract from the Loans' value or interfere with the
Loans' use or (ii) are, in aggregate amounts, not material to the value of the Loans as a whole. Seller is authorized to sell and assign the Loans to Buyer and, upon such assignment, Buyer will have all rights of the lender with respect to the Loans. The Loans are valid and binding obligations of the parties thereto and are enforceable in accordance with their terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of lenders' rights generally or the rights of lenders to consumers or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.6  Taxes.
          -----

          Seller either has paid all payroll, withholding, property, sales, use, transfer, documentary, backup withholding, license and similar taxes imposed by any taxing authority which are due and payable by Seller with respect to the activities conducted by the Branch, Assets, Liabilities, or has properly accrued for the same by reserves shown on Seller's books and records of account, or will have done one or the other of the foregoing on or before the Closing Date. Subject to Sections 2.4, 2.5 and 2.6, all taxes for which Seller has properly accrued by reserves on Seller's books and records of account shall be paid by Seller on its own behalf or on behalf of the Buyer. Notwithstanding any other provision in this Agreement, Seller shall retain all right to any refund with respect to any such tax paid by Seller on its own behalf.

     4.7  Compliance with Certain Laws.
          ----------------------------

          The Deposit Accounts and the Loans were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules, and orders, and the Branch has been operated in compliance with Seller's policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except for such instances of non-compliance which have not had, and are not reasonably likely to have, a Seller Material Adverse Effect.

     4.8  FDIC Insurance.
          --------------

          The Deposits are insured by the Federal Deposit
Insurance Corporation through the Savings Association Insurance
Fund to the full extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due by Seller.

5.   BUYER'S REPRESENTATIONS AND WARRANTIES

     5.1  Power and Authority.
          -------------------

          (a) Buyer has the corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all

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necessary corporate action by Buyer.  Upon execution and
delivery by both parties, this Agreement will constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms subject to conservatorship, receivership, and a court's right under general principles of equity to refuse to direct specific performance.

          (b) The performance of this Agreement by Buyer will not violate any provision of the Federal Stock Charter, Bylaws or similar governing documents of Buyer, or any applicable law, rule, regulation, or order or any contract or instrument by which Buyer is bound except for such violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect").

     5.2  Litigation and Regulatory Proceedings.
          -------------------------------------

          There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Buyer's knowledge) threatened against Buyer or any of its properties or assets which alone, or taken in the aggregate, reasonably would be expected to have a Buyer Material Adverse Effect. No governmental agency has notified Buyer that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and Buyer knows of no reason for any such opposition, nonapproval, or nonconsent.

     5.3  Consents and Approvals.
          ----------------------

          Except for the regulatory approvals mentioned in
Section 9.3(a) of this Agreement, no consents or approvals, or filings or registrations with any third party or any public body, agency, or authority are necessary in connection with Buyer's consummation of the transactions contemplated by this Agreement other than what may be necessary as a result of any facts or circumstances relating solely to Seller.

     5.4  Financing.
          ---------

          Buyer has sufficient funds available to it to purchase the Assets and assume the Liabilities in accordance with this Agreement.

6.   ADDITIONAL AGREEMENTS OF SELLER

     6.1  Access to Seller's Premises, Records, Personnel.
          -----------------------------------------------

          (a) Upon execution of this Agreement, Seller shall give Buyer and its representatives and counsel reasonable access to the Branch premises, records and personnel as Buyer may reasonably request, provided that Buyer does not unreasonably interfere with the Branch's business operations. Seller shall not be required to provide access to or to disclose

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information where such access or disclosure might violate or prejudice the rights of any customer or employee or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement.

          (b) Anything contained in this Agreement to the contrary notwithstanding, Seller shall not be required to disclose, or to cause the disclosure to Buyer or its representatives (or provide access to any offices, properties, books or records of Seller, that could result in the disclosure to such Persons or others), of any tax returns and/or any work papers relating thereto or any other confidential information relating to income or franchise taxes or other taxes of Seller or of trade secrets or patent or trademark applications, or product research and development belonging to or performed by or for Seller, nor shall Seller be required to permit or to cause others to permit Buyer or its representatives to copy or remove from the offices or properties of Seller any documents, drawings or other materials that might reveal any such confidential information; provided, however, Buyer shall have access to tax returns to the extent that liability for the taxes at issue could be imposed on Buyer.

          (c) At Buyer's request, Seller shall authorize and permit certain of its officers and members of management to engage in discussions with Buyer for the purposes of discussing the Branch' business and negotiating and concluding management employment contracts, employee benefit plans, and new incentive plans and Buyer shall maintain the confidentiality of any information furnished by such officers or members of management of Seller pursuant to such discussions with Buyer.

     6.2  Communications with Seller's Customers.
          --------------------------------------

          (a) Subject to Section 6.2(b), Seller and Buyer shall prepare a joint notice to Seller's customers of Buyer's impending acquisition of the Branch within ten (10) Business Days following Seller's receipt of notice that Buyer has obtained the approval of the Office of Thrift Supervision for the transactions contemplated by this Agreement or such earlier date as Seller and Buyer may mutually agree upon. Buyer shall bear the expense of preparing and mailing this notice. Buyer shall then be permitted to mail material to the depositors of the Branch concerning the proposed transaction and Buyer's products. Seller will be permitted to mail material to the Loan customers retained by Seller regarding how their Loans will be serviced after Closing. Each party's communication shall be subject to the approval of the other party, which approval shall not be refused unreasonably.

          (b) Unless Buyer shall certify in writing at the time that (x) Buyer is not aware of the occurrence of any event or condition, which, if not corrected, would be reasonably expected to result in the failure of any condition to Closing under
Section 9.3 or 9.4, (y) Buyer has no reason to believe that any regulatory approval required under Section 9.3(a) will not be forthcoming and (z) no challenge has been threatened or filed and is pending with respect to any such regulatory approval:


               (i) Buyer shall not take any action with respect to the Branch which would require that notices be posted or provided to customers or regulators, as required by 12 U.S.C.
Subsection 1831r-1, on or prior to the Closing Date.

     6.3  Regulatory Approvals.
          --------------------

          Seller shall use its best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Seller also shall cooperate fully and promptly with Buyer in obtaining any regulatory approval which Buyer must obtain before Closing. Seller shall notify Buyer promptly of any significant development with respect to any application it files under this section. Seller also shall provide Buyer with a copy of any regulatory approval it receives under this section, promptly after Seller's receipt of the same.

     6.4  Conduct of Business.
          -------------------

          Except as provided in this Agreement and as may be agreed upon otherwise with Buyer, Seller will continue to carry on the business at the Branch until Closing in the ordinary course of business, consistent with prudent past business practices. Seller shall not terminate the operation of the Branch, unless those operations cease due to events beyond Seller's control. Seller will notify Buyer of any event of which Seller obtains knowledge which would make any of Seller's representations under Article IV of this Agreement false in any material respect.

     6.5  No Solicitation.
          ---------------

          From the date of this Agreement and for a period of eighteen (18) months after the Closing Date, (i) Seller will not specifically target and solicit customers of the Branch and will not directly or indirectly operate or take any action in furtherance of operating in the future any branch office, automated teller machine or other banking facility or service provider in Cocke County, Tennessee, and (ii) Buyer will not directly or indirectly operate or take any action in furtherance of operating in the future any branch office, automated teller machine or other banking facility or service provider in Hamblen County, Tennessee; provided, however, these restrictions shall not (a) restrict general mass mailings and other communications directed to the general public or newspaper, radio or television advertisements of a general nature, (b) prevent or restrict Seller or Buyer from acquiring and operating any existing banking facility actively operated by another bank in Cocke or Hamblen County, Tennessee, respectively, whether by means of a purchase and assumption or a merger, or (c) otherwise prevent Seller and/or Buyer from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations.


     6.6  Fixed Assets.
          ------------

          Seller has provided Buyer with a current list of the Fixed Assets for Buyer's review (Exhibit B hereto).

     6.7  Insurance.
          ---------

          Seller shall maintain adequate insurance on all property owned or leased by Seller constituting the Real Property and Fixed Assets subject to sale under this agreement. In the event of any damage, destruction or condemnation affecting such property and/or assets between the date hereof and the time of the Closing, Seller shall deliver to Buyer any insurance proceeds and other payments receive by Seller as a result thereof and shall have duly and validly assigned to Buyer all of Seller's rights and claims against any third party by reason thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.   ADDITIONAL AGREEMENTS OF BUYER

     7.1  Regulatory Approvals.
          --------------------

          Buyer agrees to use its reasonable best efforts to complete and file within thirty (30) days after the date of this Agreement every application necessary to obtain any regulatory approval on which Buyer's consummation of the transactions contemplated by this Agreement is conditioned and to use its reasonable best efforts to obtain all such approvals promptly. Buyer also shall cooperate fully and promptly with Seller in obtaining any regulatory approval which Seller must obtain before Closing. Buyer shall notify Seller promptly of any significant development with respect to any application it files under this section. Buyer also shall provide Seller with a copy of any regulatory approval it receives under this section, promptly after Buyer's receipt of the same.

     7.2  Change of Name, Etc.
          -------------------

          Promptly after Closing, Buyer will (i) change the name on all documents and facilities relating to the Assets, Liabilities and Branch to Buyer's name, (ii) modify all persons whose Loans or Deposits are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement and (iii) provide all appropriate notices to the Federal Deposit Insurance Corporation and any other appropriate regulatory authorities required as a result of the consummation of these transactions. Buyer agrees not to use any forms and other documents bearing Seller's name or logo after Closing without the prior written consent of Seller, and, if such consent is given, Buyer agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. Promptly and, in any event, within seven (7) calendar days after the Closing Date, Buyer will issue new checks reflecting its transit and routing number to customers of the Branch with checking privileges. Buyer shall use its best efforts to encourage these customers to begin using these checks and cease using checks bearing Seller's name.


8.   SELLER'S EMPLOYEES

     8.1  Transferred Employees.
          ---------------------

          (a) Buyer will offer to hire on the Closing Date all of Seller's employees assigned to the Branch. Buyer further agrees not to terminate any such employees without cause for at least ninety days following the Closing Date.

          (b)  Buyer will not attempt to hire current Branch
Manager temporarily reassigned by Seller to Branch.

          (c) Seller is responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date.

     8.2  Employee Benefits.
          -----------------

          (a)(i) Following the Closing, Buyer shall not have any liability or obligation under Seller's Benefit Plans or any other program or arrangement of Seller or an ERISA Affiliate thereof under which any current or former employee of Seller or any of its Affiliates has any right to any benefits.

          (ii) Upon the Closing, the participation of Transferred Employees in Seller's Benefit Plans shall cease in accordance with the terms of such plans.

          (iii) Buyer shall not under any circumstances be responsible for any welfare or other benefits for, or claims by, current or former employees of Seller or any of its Affiliates arising under a Benefit Plan or as a result of events occurring prior to the Closing Date. Seller shall, solely with respect to such employees, continue to be responsible after the Closing Date for any welfare or other benefits or claims which will, under a Benefit Plan or by reason of events which take place on or prior to the Closing Date, become payable under the terms of any group insurance, workers' compensation, self-funded or other welfare, fringe or other benefit program, plan, coverage, obligation, practice or other arrangement affecting such employees, and Seller shall under no circumstances be responsible for any benefits or claims of such persons arising under a Benefit Plan or by reason of events that take place following the Closing Date. With respect to Transferred Employees, Buyer shall be responsible for any welfare or other benefits or claims which will, solely by reason of events that take place after the Closing Date, become payable under the terms of any group insurance, worker's compensation, self-funded or other welfare, fringe or other benefit program, plan, coverage, obligation, practice or other arrangement of Buyer or any of its Affiliates affecting the Transferred Employees, and Seller shall under no circumstances be responsible for any benefits or claims of such persons arising by reason of events that take place following the Closing Date; provided, however, that Seller shall remain responsible for all benefits or claims arising under disability or workers' compensation plans which are or become payable after the Closing Date which result from any disabilities or injuries occurring prior to the Closing Date.


          (b)(i) On and after the Closing Date, Buyer shall provide the Transferred Employees with the employee benefits, if any, provided to employees of Buyer and its Affiliates, subject to the terms of Buyer's benefit plans, provided that past service credit for periods of service as an employee of Seller, based on their respective date hired by Seller, shall be granted to all Transferred Employees for eligibility and vesting (but not benefit accrual) purposes, subject to any requirements under Buyer's benefit plans with respect to participation entry dates.

          (ii) Buyer will grant for purposes of vacation benefits, severance pay, and all welfare benefit plans (as defined in ERISA) past service credit to all Transferred Employees for periods of time credited to such Transferred Employees under the Seller's Welfare Benefit Plans. To the extent that any Transferred Employee has satisfied in whole or in part any deductible under a Welfare Benefit Plan, or has paid any out-of-pocket expenses pursuant to any Welfare Benefit Plan co-insurance provision, which has been disclosed to Buyer, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the benefit plans and programs provided to Transferred Employees by Buyer, and Buyer will use its reasonable best efforts to cause such plans and programs to be provided on the same basis as Buyer's current employees, subject to the terms of Buyer's medical insurer regarding preexisting conditions.

          (iii) Buyer shall take whatever action is reasonable and necessary to grant to each Transferred Employee past service credit for purposes of eligibility and vesting (but not benefit accrual), subject to any requirements under Buyer's benefit plans with respect to participation entry dates, under Buyer's defined contribution retirement plan for all periods of service credited to each such Transferred Employee under the Seller's defined contribution retirement savings plans. Within forty-five (45) days after the Closing Date, Seller shall provide to Buyer such information as Buyer reasonably requires to establish the service for the Transferred Employees credited under the Seller's defined contribution retirement savings plans.

     8.3  Training.
          --------

          Seller shall permit Buyer to train the Transferred Employees before Closing with regard to Buyer's operations, policies, and procedures. This training shall take place outside of business hours and may, at Buyer's option, take place at the Branch. Buyer shall promptly reimburse Seller for any overtime expense incurred as a result of training activities.


9.   CLOSING AND CONDITIONS TO CLOSING

     9.1  Time and Place of Closing.
          -------------------------

          The closing ("Closing") shall be a date mutually agreed upon by the parties (the "Closing Date") which shall be on a Tuesday and shall be no later than the later of (i) September 29, 1998 or (ii) sixty (60) days after the last regulatory approval necessary to the Closing has been obtained (without regard to any statutory waiting periods following such approval). Closing shall take place at Seller's or Buyer's offices, or such other location, as may be agreed by the parties on the Closing Date.

     9.2  Exchange of Closing Documents.
          -----------------------------

          The parties shall exchange drafts of all documents to be delivered at Closing (other than the Preliminary Closing statement) at least ten (10) Business Days prior to the Closing
Date.

     9.3  Buyer's Conditions to Closing.
          -----------------------------

          Buyer's obligations to purchase the Assets and assume the Liabilities is contingent upon and subject to the fulfillment of the following conditions:

          (a) The parties obtaining all regulatory approvals which are necessary for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

          (b) Each express representation, covenant and warranty of Seller in this Agreement being true and correct in all material respects as of the Closing Date and all covenants and conditions of Seller to be performed or met by Seller on or before the Closing Date having been performed or met in all material respects;

          (c) The aggregate amount of the Deposits to be assumed by Buyer, as set forth in the Preliminary Closing Statement, shall not be below 20% less, or above 6% more, than the aggregate amount of the Deposits set forth in Exhibit D hereto.

          (d) Any title report, engineering survey, inspection results and/or environmental survey obtained or performed by or for Buyer with respect to the Real Property and Fixed Assets before the Closing Date shall be satisfactory to Buyer in its reasonable judgment.

          (e) Seller's delivery to Buyer of the following documents in form and substance satisfactory to counsel for
Buyer:


               (i)  The executed Preliminary Closing Statement;

               (ii) General warranty deeds conveying the Real
Property;

               (iii)     Bills of sale, assignments, and other
instruments of transfer sufficient to convey to Buyer all of Seller's right, title, and interest in and to the Assets; and

               (iv) A certificate executed by an appropriate officer of Seller attesting, to the officer's best knowledge, to Seller's compliance with the conditions set forth in Section
9.3; and

          (f) Buyer's receipt of the Preliminary Payment as provided in Section 3.3

          The assignments and other instruments of transfer relating to the Loans shall be blanket assignments except to the extent that individual assignments are necessary to perfect
Buyer's interest in any Loan.

     9.4  Seller's Conditions to Closing.
          ------------------------------

          Seller's obligation to sell the Assets and transfer the Liabilities to Buyer is contingent upon and subject to the fulfillment of the following conditions:

          (a) The parties obtaining all regulatory approvals which are necessary for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

          (b) Each express representation, covenant and warranty of Buyer in this Agreement being true and correct in all material respects as of the Closing Date and all covenants and conditions of Buyer to be performed or met by Buyer on or before the Closing Date having been performed or met in all material respects; and

          (c) Buyer's delivery to Seller of the following documents in form and substance reasonably satisfactory to counsel for Seller and Buyer:

               (i) One or more executed instruments assuming the remaining Liabilities; and

               (ii) A certificate executed by an appropriate officer of Buyer attesting, to the officer's best knowledge, to Buyer's compliance with the conditions set forth in Section
9.4(b).


10.  TERMINATION

     10.1 Termination by Either Party.
          ---------------------------

          Either party may terminate this Agreement upon written notice to the other if:

          (a) as a result of any material breach of any representation, warranty, or covenant, the party terminating the agreement would be justified in not proceeding to Closing, but only if the breach, by its nature, cannot be cured substantially by the Closing;

          (b) the Closing does not occur within two hundred seventy (270) days after the date of this Agreement, notwithstanding the reasonable best efforts of the party terminating this Agreement; or

          (c)  the other party so agrees in writing.

     The termination of this Agreement under Subsection (a) of this section shall not absolve the breaching party from any liability to the other party arising out of its breach of this Agreement.

11.  MISCELLANEOUS

     11.1 Continuing Cooperation.
          ----------------------

          (a) On and after the Closing Date, Seller agrees to give such further reasonable assurances and to execute, acknowledge and deliver such bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as in Buyer's reasonable judgment may be necessary or appropriate to vest effectively in Buyer the full legal and equitable title to all the Assets and Liabilities.

          (b) On and after the Closing Date, Buyer shall execute, acknowledge, and deliver any documents or instruments as in Seller's reasonable judgment may be necessary or appropriate to relieve and discharge Seller from its obligations with respect to the Liabilities.

          (c) Seller and Buyer shall cooperate fully with each other in connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing upon request information relating to the tax liability of any business operated by Seller or Buyer with respect to the Branch and promptly informing the other of the institution of, any material developments concerning, and the outcome of, the same.

          (d) Except as provided in Section 7.2, no interest in Union Planters' logo or the name "Union Planters" or any other similar word, name, symbol or device in which Seller has any interest by itself or in combination with any other word, name, symbol or device, or any

similar variation of any of the foregoing (collectively, the "Retained Name and Marks") is being transferred to Buyer pursuant to the transactions contemplated hereby. Seller shall remove all signage bearing its name or logo at the Branch no later than the Closing Date. Unless permitted pursuant to
Section 7.2, Buyer shall not after the Closing Date in any way knowingly use any materials or property, whether or not in existence on the Closing Date, that bear any Retained Name or Mark. Buyer agrees that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Buyer of any Retained Name or Mark after the Closing Date, and Buyer agrees to indemnify and hold harmless Seller from any and all claims (and all expenses, including reasonable attorneys' fees and disbursements incurred in connection with any such claim) that may arise out of the use thereof by Buyer.

     11.2 Merger and Amendment.
          --------------------

          This Agreement sets out the complete agreement of the parties with respect to the matters discussed in this Agreement, and it supersedes all prior agreements between the parties, whether written or oral, which apply to these matters. No provision of this Agreement may be changed or waived except as expressly stated in a document executed by both parties.

     11.3 Indemnification; Dispute Resolution Procedure.
          ---------------------------------------------

     11.3.1  Indemnification.
             ---------------

          (a) From and after the Closing Date, Seller shall indemnify, hold harmless and defend Buyer from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of or based on (i) any actions, suits or proceedings commenced prior to the Closing Date (other than proceedings to prevent or limit the consummation of the transactions contemplated by this Agreement) relating to the Assets transferred to or Liabilities assumed by Buyer; (ii) any actions, suits or proceedings commenced on or after the Closing Date to the extent the same relate to the Assets transferred to or the Liabilities and the other obligations and liabilities assumed by Buyer, but arising out of occurrences prior to or on the Closing Date; (iii) any breach of, or failure by Seller to perform, any of the representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished by Seller pursuant to this Agreement; (iv) any asset not transferred to or liability not assumed by the Buyer pursuant to this Agreement; or (v) any criminal or otherwise unlawful conduct occurring on or before the Closing Date by any current or former officer or employee at or with respect to the Branch or its business. The obligations of Seller under this section 11.3.1(a) shall be contingent upon Buyer giving Seller written notice (i) of receipt by Buyer of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this section 11.3.1(a), including copies thereof, and (ii) of the assertion of any claim or demand relating to the Assets transferred to or the Liabilities and the other obligations and liabilities assumed by Buyer as of the close of business on the Closing Date, including, to the extent known to Buyer, the identity of the person(s) or entity(s) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other

writings relating thereto. All notices required by the preceding sentence shall be given within twenty (20) days of the receipt by Buyer of any such process or pleadings or any oral or written notice of the assertion of any such claim or demands. Seller shall have the right to take over Buyer's defense in any such actions, suits or proceedings through counsel selected by Seller, to compromise and/or settle the same and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. Seller's obligations under this section 11.3.1(a) shall not extend to transactions or occurrences which involve checks, negotiable orders of withdrawal or drafts which were drawn or otherwise dated prior to the Closing Date but not presented to Seller as of the close of business on the Closing Date. The obligations of Seller pursuant to this section 11.3.1(a) shall survive the Closing.

          (b) From and after the Closing Date, Buyer shall indemnify, hold harmless and defend Seller from and against all claims, losses, liabilities, demands and obligations, including, without limitation, reasonable attorneys' fees and expenses, which Seller may receive, suffer or incur in connection with (i) operations and transactions occurring on or after the Closing Date and which involve the Assets transferred, the Liabilities and the other obligations and liabilities assumed pursuant to this Agreement; or (ii) any breach of, or failure by Buyer to perform, any of the representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished by Buyer pursuant to this Agreement. The obligations of Buyer under this section 11.3.1(b) shall be contingent upon Seller giving Buyer written notice (i) of the receipt by Seller of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this section 11.3.1(b), including copies thereof, and (ii) of the assertion of any claim or demand relating to the Assets transferred to and/or the Liabilities and the other obligations and liabilities assumed by Buyer on or after the Closing Date, including, to the extent known to Seller, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within twenty (20) days of the receipt by Seller of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. Buyer shall have the right to take over Seller's defense in any such actions, suits, or proceedings through counsel selected by Buyer, to compromise and/or settle the same and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. The obligations of Buyer pursuant to this Section 11.3.1(b) shall survive the Closing.

     11.3.2    Dispute Resolution Procedure.
               ----------------------------

          (a) Neither Seller nor Buyer shall assert any claim arising out of or relating to this Agreement (except with respect to claims submitted to the Mediator under Section 3.3(c) unless:

               (i)  except for claims arising under or in
respect of Sections 2.4, 2.5, 2.6 or 11.1(d), the amount in dispute with respect to any claim exceeds $10,000;


               (ii) the aggregate amount of all liabilities and damages collected by Buyer or Seller (as the case may be) shall not exceed the Amount of Premium; and

               (iii) except for claims arising in respect of Sections 2.4, 2.5 or 2.6, the notification required by Section 11.3(b) (if any) is given on or before the first anniversary of the Closing Date, and, if no notification is required by Section 11.3(b) written notice of the claim is given on or before the third anniversary of the Closing Date.

          (b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations, as follows. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of both parties at comparable levels at least one step above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten (10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within thirty (30) days of the disputing party's notice, or if the parties fail to meet within ten (10) days, the dispute shall be referred to more senior executives of both parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. All negotiations under this section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence, state rules of evidence, and common law. The procedures set forth above will be followed in advance of litigation of any dispute between the parties; nevertheless, either party may seek a preliminary injunction or other provisional judicial relief if in its reasonable judgment such an action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the parties will continue to participate in good faith in the procedures set forth in this section.

          (c) Neither party shall have any liability for lost profits or punitive damages with respect to any claim arising out of or relating to this Agreement. The sole recourse and remedy of a party hereto for breach of this Agreement by the other party hereto shall be against such other party and its assets, and no officer, director, employee, stockholder or affiliate of any party shall be liable at law or in equity for the breach by such party of any of its obligations under this Agreement.

     11.4 Counterparts.
          ------------

          This Agreement may be executed in any number of counterparts, each of which will constitute an original, but all of which taken together shall constitute one and the same instrument.


     11.5 Exhibits and Schedules.
          ----------------------

          All exhibits and schedules referred to in this Agreement shall constitute a part of this Agreement.

     11.6 Assignment.
          ----------

          This Agreement is not assignable by either party without the written consent of the other party.

     11.7 Headings.
          --------

          The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions.

     11.8 Notices.
          -------

          Any notice under this Agreement shall be made in writing and shall be deemed given when delivered in person, when delivered by first class mail postage prepaid, (in which case the notice shall be deemed given on the third Business Day following the date on which the notice is postmarked), or when delivered by facsimile transmission (which transmission also shall be sent by first class mail, postage prepaid before the second Business Day following the transmission) (in which case the notice shall be deemed given on the day transmitted if transmitted before or during normal business hours or, otherwise, on the next succeeding Business Day) to the parties at the address set forth below or at such other addresses as each party shall inform the other in writing.

     If to Seller to: Union Planters Bank of the Lakeway Area
                      Attn: Sam F. Grigsby, Jr.
                      P. O. Box 1217
                      Morristown, TN 37816-1217

     If to Buyer to:  Newport Federal Bank
                      Attn: Richard G. Harwood
                      P. O. Box 249
                      Newport, TN 37822-0249

     11.9 Expenses.
          --------

          Unless specifically stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement. Each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction.


     11.10 Public Announcements.
           --------------------

          Each party shall consult with the other before making any announcement or other public communication with respect to the transactions contemplated by this Agreement and shall furnish a copy of the text to the other party of the announcement of other communication.

     11.11 Governing Law; Jurisdiction.
           ---------------------------

          This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed entirely within the State of Tennessee.

     11.12 Severability.
           ------------

          If any provision of this Agreement is determined to be invalid, illegal, or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by applicable law, rule or regulation shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith with a view to replacing this Agreement with a new agreement which would fulfill as closely as possible the original intents and purposes hereof.

     11.13 No Third Party Beneficiaries.
           ----------------------------

          The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller and Buyer.


                     [signature page is next]

          Each of the parties to this Agreement has caused this Agreement to be executed by a duly authorized officer as of the date written on page one of this Agreement.


                         UNION PLANTERS BANK OF THE LAKEWAY AREA



                         By:  /s/ Sam Grigsby, Jr.
                              ---------------------

                         Its: CEO
                              ---------------------


                         NEWPORT FEDERAL BANK



                         By:  /s/ Richard Harwood
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                         Its: President
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